Exhibit 99.1

Unique Fabricating, Inc. Reports Second Quarter 2017 Financial Results

Auburn Hills, MI - August 7, 2017 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the second quarter ended July 2, 2017.
Second Quarter 2017 Financial Highlights

•	Revenue of $44.5 million in the second quarter 2017, up 5.9% compared to $42.0 million in the second quarter 2016

•	Net income of $1.7 million, or $0.17 per basic and diluted share in the second quarter 2017, compared to $0.6 million, or $0.06 per basic and diluted share in the second quarter 2016

•
Adjusted EBITDA of $5.0 million in the second quarter 2017, including $1.6 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, compared to $4.3 million in the second quarter 2016, including $1.4 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.19 in the second quarter 2017 versus $0.14 in the second quarter 2016(1)

•	Declared a quarterly cash dividend of $0.15 per share payable on September 7, 2017 for stockholders of record as of August 31, 2017

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“Unique continues to operate efficiently, delivering solid earnings and generating strong cash flows while returning capital to shareholders in the form of an approximate 7.1% dividend yield, despite near-term softness within the auto industry,” commented John Weinhardt, Chief Executive Officer. “Our automotive operations benefited materially in the second quarter from investments we have made to advance our production capabilities, resulting in improved gross margins and higher earnings. We have carefully constructed our business to enable rapid response to automotive production fluctuations, reducing our expenses during periods of extended softness or uncertainty. Having said that, we are continuing to invest in engineering and new product development to support and add to the increasing number of new program awards we are receiving for various molded products. However, because of the higher engineering content inherent in our molded products, they are typically sourced eighteen to twenty four months ahead of production, and therefore revenue on these programs will not be realized until these programs launch in 2018 and 2019. The underlying fundamentals of our business remain strong. Over the long-term, we believe we are well-positioned to grow in excess of the automotive market and maintain stable margins, while continuing to generate cash and pay a healthy dividend.”

“Increasing U.S. auto inventories and plant shutdowns planned for later this year indicate the auto industry is plateauing in the near-term,” continued Weinhardt. “With U.S. inventory at its highest in more than a decade, we continue to monitor the broader auto industry trends and independent industry data closely. Our cost structure is inherently malleable, providing us the flexibility to adapt to cyclical changes in the broader auto industry, as needed. At the same time, the demand for elevating the driving experience and reducing vehicle weight remains strong, and we believe will continue to fuel the innovation of new products and features over the long-term driving demand for our products.”

“Given the near-term uncertainty for the broader automotive market, we are updating our expectations for the full-year 2017 to include modest revenue growth that outpaces the expected market growth rate, gross margins in-line with our second quarter 2017 reported results and Adjusted EBITDA to remain relatively flat as we exit 2017,” concluded Weinhardt.

Second Quarter Financial Summary

Total revenue for the quarter ended July 2, 2017 increased to $44.5 million, up 5.9%, or $2.5 million from $42.0 million during the same period last year, despite a decline in North American auto production of almost 2% quarter over quarter. The increase was driven by the acquisition of Intasco which closed on April 29, 2016, as well as from the introduction of new products and increased market penetration.

Gross profit for the quarter period ended July 2, 2017 was $10.7 million, or 24.0% of total revenue, compared to $9.1 million, or 21.6% of total revenues, for the corresponding period last year. The increase in gross profit as a percentage of sales was primarily a result of the investments we have made previously to add capacity and advance our capabilities at our facilities, offset by lower than planned revenues due to lower than anticipated vehicle production volumes during the second quarter as a result of high inventories of certain vehicles at the OEMs.

Net income for the quarter ended July 2, 2017 was $1.7 million, or $0.17 per basic and diluted share, compared to $0.6 million, or $0.06 per basic and diluted share, in the second quarter of 2016. The increase in net income was primarily due to higher sales quarter over quarter as well as higher gross profit as a percentage of sales as described above.

Adjusted EBITDA for the quarter ended July 2, 2017 was $5.0 million compared to $4.3 million in the second quarter of 2016. The increase is primarily a result of earnings generated from higher sales and gross margins. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended July 2, 2017 was $0.19 compared to $0.14 in the second quarter of 2016. The increase is primarily a result of higher earnings, as described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Year to Date Financial Summary

Total revenue for the first six month of 2017 increased to $92.4 million, up 12.6%, or $10.3 million from $82.0 million during the same period last year. The increase was driven by the acquisition of Intasco which closed on April 29, 2016, as well as from the introduction of new products and increased market penetration.

Gross profit for the first six months of 2017 was $21.8 million, or 23.6% of total revenue, compared to $18.7 million, or 22.8% of total revenues, for the corresponding period last year. The increase in gross profit as a percentage of sales was again primarily a result of the investments we have made previously to add capacity and advance our capabilities at our facilities.

Net income for the first six month of 2017 was $3.7 million, or $0.38 per basic and diluted share, compared to $2.4 million, or $0.25 per basic and diluted share, in the comparable period last year.

Adjusted EBITDA for the first six months of 2017 was $10.4 million compared to $8.7 million in the same period last year. The increase is primarily a result of earnings generated from higher sales and gross margins. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the first six months of 2017 was $0.42 compared to $0.35 in the same period last year. The increase is primarily a result of higher earnings, and the margin increase described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.
Balance Sheet Summary
As of July 2, 2017 the Company had approximately $807,000 in cash and cash equivalents, as compared to January 1, 2017 when the Company had $706,000 in cash and cash equivalents.

Total debt outstanding as of July 2, 2017 was $55.1 million compared to $50.6 million as of January 1, 2017.

As of July 2, 2017, the Company had $3.2 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $30.0 million revolving credit facility.
2017 Outlook
For the full year 2017, Unique Fabricating is updating its outlook with the following guidance:

	Previous Guidance	Updated Guidance
Revenue	$183 million to $187 million	$177 million to $181 million
Adjusted diluted earnings per share	$0.90 to $0.94	$0.76 to $0.80
Adjusted EBITDA	$22.0 million to $23.0 million	$19.5 million to $20.5 million

This outlook is based on expected production of 17.55 million light vehicles for the year, based on independent industry research published in July, and the mix of production by light vehicle platform contained therein.
Declaration of Dividends
Unique's Board of Directors approved payment of a quarterly cash dividend of $0.15 per share on August 7, 2017. The dividend will be paid on September 7, 2017 to stockholders of record as of the close of business on August 31, 2017.
Quarterly Results Conference Call
Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13667946. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on August 7, 2017 until 11:59PM ET on August 14, 2017 by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international) and using the pin number 13667946.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock award, non-recurring integration expense, non-recurring step-up of inventory basis to fair market value, non-recurring IPO costs, transaction fees related to our acquisitions, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We calculate Adjusted Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2017 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K, for the year ended January 1, 2017 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors” in the Annual Report on Form 10-K, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.
Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations (unaudited)

	Thirteen Weeks Ended July 2, 2017	Thirteen Weeks Ended July 3, 2016	Twenty-Six Weeks Ended July 2, 2017	Twenty-Six Weeks Ended July 3, 2016
Net sales	$44,518,039	$42,048,220	$92,375,135	$82,030,724
Cost of sales	33,851,948	32,956,982	70,601,883	63,339,540
Gross profit	10,666,091	9,091,238	21,773,252	18,691,184
Selling, general, and administrative expenses	7,595,317	7,164,986	15,187,021	13,719,587
Restructuring expenses	—	—	—	35,054
Operating income	3,070,774	1,926,252	6,586,231	4,936,543
Non-operating income (expense)
Other income, net	29,859	(23,741)	44,075	(23,692)
Interest expense	(703,211)	(872,954)	(1,318,907)	(1,214,076)
Total non-operating expense, net	(673,352)	(896,695)	(1,274,832)	(1,237,768)
Income – before income taxes	2,397,422	1,029,557	5,311,399	3,698,775
Income tax expense	729,012	430,385	1,596,152	1,265,952
Net income	$1,668,410	$599,172	$3,715,247	$2,432,823
Net income per share
Basic	$0.17	$0.06	$0.38	$0.25
Diluted	$0.17	$0.06	$0.38	$0.25
Cash dividends declared per share	$0.15	$0.15	$0.30	$0.30

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets (unaudited)

	July 2, 2017	January 1, 2017
Assets
Current assets
Cash and cash equivalents	$807,438	$705,535
Accounts receivable – net	30,403,779	26,887,945
Inventory – net	16,386,842	16,731,608
Prepaid expenses and other current assets:
Prepaid expenses and other	3,175,254	2,087,069
Refundable taxes	1,270,925	783,139
Total current assets	52,044,238	47,195,296
Property, plant, and equipment – net	22,559,627	21,197,922
Goodwill	28,871,179	28,871,179
Intangible assets– net	21,698,060	23,758,342
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	286,649	266,369
Deferred tax asset	341,043	193,577
Total assets	$126,854,916	$122,536,805
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,860,619	$13,451,816
Current maturities of long-term debt	2,599,998	2,405,446
Income taxes payable	75,695	610,825
Accrued compensation	2,774,837	2,734,155
Other accrued liabilities	808,579	1,065,740
Other liabilities	—	168,880
Total current liabilities	19,119,728	20,436,862
Long-term debt – net of current portion	26,091,198	28,029,041
Line of credit-net	26,457,608	20,176,058
Deferred tax liability	4,223,814	3,836,281
Total liabilities	75,892,348	72,478,242
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,756,458 and 9,719,772 issued and outstanding at July 2, 2017 and January 1, 2017, respectively	9,757	9,720
Additional paid-in-capital	45,637,217	45,525,237
Retained earnings	5,315,594	4,523,606
Total stockholders’ equity	50,962,568	50,058,563
Total liabilities and stockholders’ equity	$126,854,916	$122,536,805

UNIQUE FABRICATING, INC.
Consolidated Statements of Cash Flows (unaudited)

	Twenty-Six Weeks Ended July 2, 2017	Twenty-Six Weeks Ended July 3, 2016
Cash flows from operating activities
Net income	$3,715,247	$2,432,823
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,107,637	2,507,750
Amortization of debt issuance costs	66,039	61,517
Gain on sale of assets	(17,105)	(717)
Loss on extinguishment of debt	—	60,202
Bad debt adjustment	64,731	(190,993)
(Gain) loss on derivative instrument	(189,161)	145,153
Stock option expense	75,016	85,998
Deferred income taxes	240,067	(394,800)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(3,580,565)	(3,832,058)
Inventory	344,766	1,049,118
Prepaid expenses and other assets	(1,575,970)	161,046
Accounts payable	213,985	834,462
Accrued and other liabilities	(751,609)	419,501
Net cash provided by operating activities	1,713,078	3,339,002
Cash flows from investing activities
Purchases of property and equipment	(2,415,599)	(1,507,867)
Proceeds from sale of property and equipment	23,647	3,000
Acquisition of Intasco, net of cash acquired	—	(21,030,795)
Net cash used in investing activities	(2,391,952)	(22,535,662)
Cash flows from financing activities
Net change in bank overdraft	(805,182)	337,878
Proceeds from debt	—	32,000,000
Payments on term loans	(1,774,546)	(1,234,415)
Debt issuance costs	—	(514,441)
Proceeds from revolving credit facilities	6,246,763	7,634,630
Pay-off of old senior credit facility term debt	—	(15,375,000)
Proceeds from exercise of stock options and warrants	37,001	103,989
Distribution of cash dividends	(2,923,259)	(2,898,834)
Net cash provided by financing activities	780,777	20,053,807
Net increase (decrease) in cash and cash equivalents	101,903	857,147
Cash and cash equivalents – beginning of period	705,535	726,898
Cash and cash equivalents – end of period	$807,438	$1,584,045
Supplemental disclosure of cash flow Information – cash paid for
Interest	$1,237,849	$878,826
Income taxes	$1,670,064	$1,478,140
Supplemental disclosure of cash flow Information – non cash activities for
Common stock issued for purchase of Intasco USA, Inc.	$—	$890,726

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended July 2, 2017	Thirteen Weeks Ended July 3, 2016	Twenty-Six Weeks Ended July 2, 2017	Twenty-Six Weeks Ended July 3, 2016
GAAP Net income	$1,668,410	$599,172	$3,715,247	$2,432,823
Plus: Interest expense, net	703,211	872,954	1,318,907	1,214,076
Plus: Income tax expense	729,012	430,385	1,596,152	1,265,952
Plus: Depreciation and amortization	1,578,794	1,375,394	3,107,637	2,507,750
Plus: Non-cash stock award	37,508	46,899	75,016	85,998
Plus: Non-recurring integration expenses	—	56,683	2,829	69,169
Plus: Non-recurring step-up of inventory basis to fair market value	—	279,166	—	279,166
Plus: Transaction fees	—	662,876	23,235	848,252
Plus: Restructuring expenses	—	—	—	35,054
Plus: One-time consulting and licensing ERP system implementation costs	300,871	—	$538,995	—
Adjusted EBITDA	$5,017,806	$4,323,529	$10,378,018	$8,738,240

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended July 2, 2017	Thirteen Weeks Ended July 3, 2016		Twenty-Six Weeks Ended July 2, 2017	Twenty-Six Weeks Ended July 3, 2016
GAAP Net income	$1,668,410	$599,172		$3,715,247	$2,432,823
Plus: Non-cash stock award	37,508	46,899		75,016	85,998
Plus: Non-recurring integration expenses	—	56,683		2,829	69,169
Plus: Non-recurring step-up of inventory basis to fair market value	—	279,166	—	—	279,166
Plus: Transaction fees	—	662,876		23,235	848,252
Plus: Debt extinguishment costs	—	60,202		—	60,202
Plus: Restructuring expenses	—	—		—	35,054
Plus: One-time consulting and licensing ERP system implementation costs	300,871	—		538,995	—
Less: Tax impact	(102,894)	(312,820)		(192,342)	(397,971)
Adjusted Net income	$1,903,895	$1,392,178		$4,162,980	$3,412,693

Diluted weighted average shares outstanding	9,910,198	9,905,841		9,905,463	9,869,445
Net income per share
Diluted - GAAP	$0.17	$0.06		$0.38	$0.25
Diluted - Adjusted	$0.19	$0.14		$0.42	$0.35

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended July 2, 2017	Thirteen Weeks Ended July 3, 2016	Twenty-Six Weeks Ended July 2, 2017	Twenty-Six Weeks Ended July 3, 2016
Non-cash purchase accounting impacts
Customer relationships amortization	$836,975	$765,528	$1,673,047	$1,370,703
Trade name amortization	72,926	67,614	145,853	123,278
Non-compete amortization	44,162	44,162	88,324	88,324
Unpatented technology	76,529	52,982	153,058	52,982
Less: Tax impact	(313,696)	(318,570)	(623,675)	(539,264)
Net income effect	$716,896	$611,716	$1,436,607	$1,096,023

Net income per share impact
GAAP - Basic	$0.07	$0.06	$0.15	$0.11
GAAP - Diluted	$0.07	$0.06	$0.15	$0.11